Exhibit 5.1

April 8, 2022

Discovery, Inc.

230 Park Avenue South

New York, New York 10003

Registration Statement on Form S-4

of Discovery, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Discovery, Inc., a Delaware corporation (the “Company”), to be renamed Warner Bros. Discovery, Inc. (“WBD”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333-261188), as amended (the “Initial Registration Statement”), and a supplemental Registration Statement on Form S-4 pursuant to Rule 462(b) under the Act (the “Supplemental Registration Statement” and together with the Initial Registration Statement, the “Registration Statement”). The Registration Statement registers shares of Series A common stock of WBD, par value $0.01 per share (the “WBD Shares”), to be issued by the Company in connection with (a) the merger (the “Merger”) of Drake Subsidiary, Inc. (“Merger Sub”), a direct, wholly owned subsidiary of the Company, with and into Magallanes, Inc. (“Spinco”), which is currently a wholly owned subsidiary of AT&T Inc., with Spinco continuing as the surviving company and a wholly owned subsidiary of WBD, as contemplated by the Agreement and Plan of Merger, dated May 17, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Merger Sub, AT&T Inc. and Spinco, and (b) the reclassification and conversion (the “Reclassification”) of each share of the Company’s Series A common stock, par value $0.01 per share, Series B convertible common stock, par value $0.01 per share, Series C common stock, par value $0.01 per share, Series A-1 convertible participating preferred stock, par value $0.01 per share, and Series C-1 convertible participating preferred stock, par value $0.01 per share, pursuant to the Company’s second restated certificate of incorporation to be filed with the Secretary of State of the State of Delaware, into such number of WBD Shares as set forth in the Merger Agreement.

Discovery, Inc.	2	April 8, 2022

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, corporate or other organizational documents and records of the Company and such certificates of public officials, officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the WBD Shares will be, upon issuance, duly authorized and that, when the Registration Statement has become effective under the Act and the WBD Shares have been issued and delivered in accordance with the Merger Agreement or in connection with the Reclassification, as applicable, the WBD Shares will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Supplemental Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP